Exhibit 99.2

TAX SHARING AGREEMENT BETWEEN
DANA CORPORATION AND DANA CREDIT CORPORATION

This Agreement is dated as of March 27, 1986 between Dana Corporation (“Dana”) and its indirect wholly-owned subsidiary, Dana Credit Corporation (“Credit”), formerly known as Diamond Finance Company, with respect to the policy for tax sharing between Dana and Credit.

NOW IN CONSIDERATION of the covenants contained herein, the parties hereto do hereby agree as follows:

1. To the extent permitted by applicable federal income tax laws, Dana and its subsidiaries will file a consolidated federal income tax return and include Credit therein.

2. The amount of any tax benefit realized by Dana from the inclusion of Credit’s net taxable loss in the consolidated return shall be retained by Dana, and there shall be no reimbursement to Credit except such reimbursement as may otherwise be required by paragraphs 4, 6, 7, 8 and l0 below.

3. The amount of any taxes payable by Dana as a result of the inclusion of Credit’s net taxable income in the consolidated return shall be absorbed by Dana, and there shall be no reimbursement to Dana from Credit except such reimbursement as may otherwise be required by paragraphs 5, 6, 9 and l0 below.

4. Dana shall reimburse Credit any amount equal to l00% of Credit’s current federal tax liability, as computed under generally accepted accounting principles and reported in Credit’s financial statements provided that such current liability represents a credit or negative income tax expense.

5. In the event that Credit’s current federal tax liability, as computed under generally accepted accounting principles and reported in Credit’s financial statements, represents a debit or positive income tax expense, then Credit shall reimburse Dana an amount equal to l00% of such current liability.

6. To the extent that reimbursement is required by either party under paragraphs 4 or 5 above, such reimbursement shall be made on a quarterly basis with [sic] 30 days following the end of each calendar quarter. The reimbursement shall be based on the current federal tax liability for the quarter, as computed under generally accepted accounted [sic] principles and reported in the Credit’s quarterly financial statements.

7. Dana shall reimburse Credit an amount equal to l00% of the Investment Tax Credit (“ITC”) reported by Credit and applied to reduce the federal income tax liability in the consolidated return. ITC reimbursed under this clause shall exclude any ITC which is accounted for as a reduction of federal income tax expense for financial reporting purposes and thus subject to the reimbursement provisions of paragraphs 4 and 5 above.

8. To the extent that Credit is eligible for reimbursement under the provisions of paragraph 7 above, such reimbursement shall be made on a quarterly basis within 30 days following the end of each calendar quarter. The reimbursement for each quarter shall equal l00% of the ITC generated by Credit (as qualified by paragraph 7 above) from actual transactions throughout the year to date times a reimbursement percentage as defined below and minus previous reimbursements during the year. The reimbursement percentage is as follows:

Reimbursement
Quarter Ended	Percentage

March 31	25%
June 30	50%
September 30	75%
December 31	100%

9. Credit will reimburse Dana in cash for any Investment Tax Credit which becomes subject to recapture rules. Credit will pay in cash to Dana at the end of each calendar quarter an amount equal to 100% of any Investment Tax Credit which is recaptured in that current year times the applicable reimbursement percentage from paragraph 8 above and minus any prior reimbursements during the year.

10. In the event additional federal income taxes are imposed upon Dana as a result of an Internal Revenue Service redetermination of Investment Tax Credit, Investment Tax Credit recapture, or any item which would have an effect on the current federal income tax liability as reported in Credit financial statements, Credit will reimburse Dana in an amount equal to the corresponding increase in tax liability plus interest and penalties related thereto. Similarly, in the event Dana receives a refund of previously paid federal income tax as a result of a redetermination of Investment Tax Credit, Investment Tax Credit recapture, or any item which would have an effect on the current federal income tax liability as reported in credit’s [sic] financial statements, Dana shall reimburse Credit in an amount equal to the corresponding decrease in tax liability plus interest related thereto.

IN WITNESS THEREOF, the parties have caused this Agreement to be executed by its duly authorized officers as of the date first above written.

DANA CORPORATION

By:	/s/ Carl G. Hirsch
Senior Vice-President

DANA CREDIT CORPORATION

By:	/s/ Melvin H. Rothlisberger
Vice-President